Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

DIAMONDROCK REFINANCES THE RENAISSANCE WORTHINGTON

New Ten Year Loan with 3.66% Fixed Interest Rate

BETHESDA, MD, April 15, 2015 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it prepaid the mortgage loan secured by the Renaissance Worthington (the “Hotel”) and entered into a new $85 million mortgage loan secured by the Hotel. The new loan bears interest at a fixed rate of 3.66%, will amortize on a 30-year amortization schedule after a two-year interest only period, and will mature in 2025.  The new loan interest rate is over 170 basis points lower than the prepaid mortgage loan.

“We are thrilled to announce the successful refinancing of the Renaissance Worthington.  We took advantage of the historically-low interest rate environment by locking into a 3.66% fixed interest rate for ten years. The interest rate is the lowest fixed rate in our portfolio and the loan proceeds exceed our total investment in the Hotel. Moreover, the loan will achieve our strategic objective of further laddering our debt maturities,” stated Sean Mahoney, Executive Vice President, Chief Financial Officer and Treasurer of the Company.

The Company used a portion of the proceeds from the new loan to prepay the outstanding balance on the previous mortgage loan, and expects to use the excess proceeds to partially fund the prepayment of the mortgage loan secured by the Frenchman’s Reef & Morning Star Marriott Beach Resort, which may be repaid beginning in May 2015. The refinancing of the Renaissance Worthington and repayment of the Frenchman’s Reef mortgage loans will lower the Company’s weighted average interest rate by approximately 15 basis points to 4.7%. After the completion of these two transactions, 16 of the Company’s 28 hotels will be unencumbered by property-specific mortgage debt.  Moreover, the Company expects to have no corporate debt and no outstanding preferred securities.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 28 premium quality hotels with over 10,700 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin, as well as boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,”  and other similar terms and phrases, including references to assumptions and forecasts of future results.

Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission.  Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.